UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2017 (September 11, 2017)

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.    Entry into a Material Definitive Agreement.

On September 11, 2017, MabVax Therapeutics Holdings, Inc. (the “Company”) entered into an engagement agreement (the “Engagement Agreement”) with Laidlaw & Company (UK) Ltd. (the “Placement Agent”) relating to the Company’s registered direct offering, issuance and sale (the “Offering”) to select accredited investors (the “Investors”) of up to 4,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, (the “Common Stock”). A copy of the Engagement Agreement is attached hereto as Exhibit 1.1.

Pursuant to the Engagement Agreement, the Company has agreed to pay the Placement Agent a cash fee of 7.0% of the gross proceeds from the Offering from investors introduced to the Company by the Placement Agent and up to $7,500 for its expenses related to the offering. The Placement Agent has no commitment to purchase any of the shares of Common Stock and is acting only as an agent in obtaining indications of interest from investors who will purchase the shares of Common Stock directly from the Company. The Engagement Agreement requires us to indemnify the Placement Agent and certain of its affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”).

In addition, on September 11, 2017, the Company, the investors introduced to the Company by the Placement Agent, and other investors entered into a securities purchase agreement (the “Securities Purchase Agreement”) relating to the issuance and sale of the Shares. The purchase price per Share is $0.50.

Proceeds from the Offering shall be used to continue clinical studies currently underway for the Company’s therapeutic antibodies and for working capital and general corporate purposes. A copy of the form of Securities Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The net proceeds to the Company from the Offering, after deducting Placement Agent fees and the Company’s estimated offering expenses, are expected to be approximately $1.9 million. The Offering is expected to close on or before September 14, 2017.

In addition, the Company also agreed to issue up to approximately $7.75 million of 4% junior convertible notes due 12 months following the closing of the Offering. The notes shall be convertible at $0.60 per share and secured by all assets not previously pledged to the Company’s senior lender.  The notes will be issued for cash and in exchange for all of the Company’s outstanding Series F, G, H and J Preferred stock, which will be retired.

The Shares are registered under the Act on the Company’s Registration Statement on Form S-3 (Registration No. 333-219291) previously filed with the Securities and Exchange Commission and declared effective on July 27, 2017 (the “Registration Statement”). The Shares are being offered and sold pursuant to a base prospectus and a prospectus supplement filed as part of the Registration Statement.

The foregoing summaries of the terms of the Engagement Agreement and the Securities Purchase Agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1 and 10.1, respectively, and incorporated herein by reference. Each of the Engagement Agreement and the Securities Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Agreement and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 9.01(d). Financial Statements and Exhibits.

(d) Exhibits.

1.1      Engagement Agreement, dated September 11, 2017 between MabVax Therapeutics Holdings, Inc. and Laidlaw & Company (UK) Ltd.

5.1      Opinion of Sichenzia Ross Ference Kesner LLP.

10.1    Form of Securities Purchase Agreement, dated September 11, 2017, by and between MabVax Therapeutics Holdings, Inc. and each of the Purchasers (as defined therein).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: September 13, 2017	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer